                                                                   Exhibit 99.1

                     WJAC, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS
                          AS OF SEPTEMBER 30, 1997,
                     TOGETHER WITH REPORT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors of
WJAC, Incorporated and Subsidiaries:

We have audited the accompanying consolidated balance sheet of WJAC, Incorporated (a Pennsylvania corporation) and Subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WJAC, Incorporated and Subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the period then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen, LLP



Tampa, Florida,
November 13, 1997

                      WJAC, INCORPORATED AND SUBSIDIARIES


                CONSOLIDATED BALANCE SHEET -- SEPTEMBER 30, 1997



                                            ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                                     $ 1,686,018
    Marketable securities                                                                           3,699,899
    Accounts receivable, net of allowance of $50,000                                                1,829,838
    Program rights - current portion                                                                  126,440
    Prepaid expenses                                                                                  102,145
    Deferred income taxes                                                                              87,500
    Other current assets                                                                               25,853
                                                                                                  -----------
                     Total current assets                                                           7,557,693
                                                                                                  -----------
PROPERTY AND EQUIPMENT:
    Land and land improvements                                                                        103,792
    Buildings                                                                                       2,319,619
    Equipment and fixtures                                                                          6,507,571
                                                                                                  -----------
                                                                                                    8,930,982
    Less- Accumulated depreciation                                                                 (6,691,726)
                                                                                                  -----------
                     Net property and equipment                                                     2,239,256
                                                                                                  -----------

DEFERRED INCOME TAXES                                                                                 562,500
                                                                                                  -----------

OTHER ASSETS                                                                                        1,480,284
                                                                                                  -----------
                     Total assets                                                                 $11,839,733
                                                                                                  ===========



             The accompanying notes are an integral part of this
                         consolidated balance sheet.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- SEPTEMBER 30, 1997
                                  (continued)



                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                                       $   225,954
    Accrued salaries and wages                                                                  50,432
    Accrued payroll taxes and withholdings                                                      48,928
    Accrued vacation pay                                                                       154,984
    Deferred compensation - current portion                                                     12,780
    Program rights payable - current portion                                                    86,712
                                                                                           -----------
                     Total current liabilities                                                 579,790

PROGRAM RIGHTS PAYABLE, less current portion                                                   557,925

DEFERRED COMPENSATION, less current portion                                                    180,366

POSTRETIREMENT BENEFIT COST OTHER THAN PENSIONS                                              2,186,429
                                                                                           -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (Notes 1 and 11):
   Common stock, no par value; 37,750 shares authorized, 30,436 shares issued and
         outstanding                                                                            50,000
    Additional paid-in capital                                                                   9,435
    Retained earnings                                                                        8,504,103
    Less- Unrealized losses on investments, net of deferred tax expense                        (10,265)
    Less- Treasury stock, at cost (7,314 shares)                                              (218,050)
                                                                                           -----------
                     Total stockholders' equity                                              8,335,223
                                                                                           -----------
                     Total liabilities and stockholders' equity                            $11,839,733
                                                                                           ===========


             The accompanying notes are an integral part of this
                         consolidated balance sheet.

                     WJAC, INCORPORATED AND SUBSIDIARIES


                     CONSOLIDATED STATEMENT OF OPERATIONS

              FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997



REVENUES:
    Broadcasting                                                                               $7,076,445
    Hockey team                                                                                   554,690
    Production and recording                                                                       42,303
    Other                                                                                          80,624
                                                                                               ----------
                     Total revenues                                                             7,754,062
                                                                                               ----------
EXPENSES:
    General and administrative (Note 7)                                                         2,248,431
    News                                                                                        1,122,839
    Selling                                                                                       869,387
    Technical and production                                                                      616,444
    Program and promotion                                                                       1,234,446
    Depreciation and amortization                                                                 483,661
    Costs of hockey team, including $46,142 of depreciation                                       681,301
    Maintenance - buildings and transmitters                                                      259,498
                                                                                               ----------
                     Total expenses                                                             7,516,007
                                                                                               ----------

OPERATING INCOME                                                                                  238,055

LOSS ON SALE OF HOCKEY TEAM                                                                      (314,988)

OTHER INCOME, NET                                                                                 181,312
                                                                                               ----------

INCOME BEFORE INCOME TAXES                                                                        104,379

INCOME TAXES                                                                                     (112,700)
                                                                                               ----------

NET LOSS                                                                                       $   (8,321)
                                                                                               ==========
NET LOSS PER SHARE                                                                             $     (.27)
                                                                                               ==========


                 The accompanying notes are an integral part
                       of this consolidated statement.

                      WJAC, INCORPORATED AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997



                                                             Additional                   Unrealized
                                                  Common       Paid-in      Retained       Losses on      Treasury
                                                  Stock        Capital      Earnings      Investments      Stock         Total
                                                 -------     ----------    ---------      -----------   ----------    ----------
BALANCE, December 31, 1996                       $50,000      $9,435       $8,938,528       $(71,669)   $(218,050)    $8,708,244

    Net loss                                         -            -            (8,321)         -             -            (8,321)

    Unrealized gain on investments, net of
       deferred tax expense of $48,775               -            -            -              61,404         -            61,404

    Cash dividends - $14.00 per share                -            -          (426,104)         -             -          (426,104)
                                                 -------      ------       ----------       --------    ---------     ----------
BALANCE, September 30, 1997                      $50,000      $9,435       $8,504,103       $(10,265)   $(218,050)    $8,335,223
                                                 =======      ======       ==========       ========    =========     ==========


             The accompanying notes are an integral part of this
                           consolidated statement.

                     WJAC, INCORPORATED AND SUBSIDIARIES


                     CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997



CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                      $   (8,321)
    Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities-
             Depreciation and amortization                                                           529,803
             Deferred compensation                                                                  (219,884)
             Deferred income taxes                                                                    25,478
             Amortization of program rights                                                          467,970
             Payments for program rights                                                            (411,538)
             Loss on disposal of property and equipment                                               50,403
             Loss on sale of hockey team                                                             314,988
             Gain on sale of marketable securities                                                    (8,200)
             Payment of non-compete agreement                                                       (200,000)
             Decrease in accounts receivable                                                         167,224
             Increase in prepaid pension cost                                                        (61,153)
             Increase in cash surrender value - life insurance                                       (28,774)
             Proceeds from redemption of life insurance policy                                        76,000
             Increase in prepaid expenses                                                            (21,328)
             Decrease in other assets                                                                 52,979
             Increase in accounts payable                                                            125,872
             Decrease in other accrued liabilities                                                  (326,350)
             Postretirement benefit cost other than pensions                                         (20,330)
                                                                                                  ----------
                     Net cash provided by operating activities                                       504,839
                                                                                                  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                             (255,777)
    Cash transferred to purchaser of hockey team, net of proceeds from sale                          (92,129)
    Purchases of short-term marketable securities                                                   (171,602)
    Proceeds from sale of short-term marketable securities                                           399,159
                                                                                                  ----------
                     Net cash used in investing activities                                          (120,349)
                                                                                                  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                                                                                  (426,104)
                                                                                                  ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                            (41,614)

CASH AND CASH EQUIVALENTS, beginning of period                                                     1,727,632
                                                                                                  ----------

CASH AND CASH EQUIVALENTS, end of period                                                          $1,686,018
                                                                                                  ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Income taxes paid                                                                             $  319,908



                The accompanying notes are an integral part of
                         this consolidated statement.

                      WJAC, INCORPORATED AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997



1.    ORGANIZATION AND BUSINESS:

WJAC, Incorporated (the Parent), a Pennsylvania corporation, is an NBC affiliate broadcast television station located in Johnstown, Pennsylvania, and is the parent holding company of Webworks, Inc. (collectively, the Company). Webworks, Inc., a Pennsylvania corporation, maintains a site on the Internet used by advertisers for which it receives a fee.

The Johnstown Chiefs, Inc. (the Chiefs), a Pennsylvania corporation and previously a wholly-owned subsidiary of the Parent, was sold on September 1, 1997. All of the stock of the Chiefs was sold to a shareholder of the Parent for $50,000, plus additional amounts if the Chiefs are later sold for the purpose of moving the team out of the Johnstown, Pennsylvania, area before the 2000-2001 hockey season. An approximate $315,000 loss on the sale of the hockey team was recognized and is included in other expenses in the accompanying consolidated statement of operations.

The consolidated financial statements include the results of operations of Webworks, Inc. for the nine-month period ended September 30, 1997, and the Chiefs for the period prior to the date of disposition. All significant intercompany transactions have been eliminated.

See Note 11 regarding the subsequent sale of all outstanding common stock of the Company.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Marketable Securities

Marketable securities consist principally of tax-exempt bonds, mutual funds and corporate equity securities. The Company accounts for marketable securities under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires certain investments to be categorized as trading, available-for-sale, or held-to-maturity. At September 30, 1997, all of the Company's investments in marketable securities are categorized as available-for-sale and are carried at fair value with unrealized gains and losses recorded as a separate component of stockholders' equity.

Concentration of Risk and Accounts Receivable

The Company serves the Johnstown, Altoona and State College, Pennsylvania, demographic areas. Accordingly, the revenue potential of the Company is dependent on the economy in these areas. The Company monitors its accounts receivable through continuing credit evaluations. Historically, the Company has not had significant uncollectable accounts.

Program Rights and Program Rights Payable

The Company has agreements with distributors for the rights to television programming over contract periods, which generally run from one to four years. Each contract is recorded as an asset and a liability when the license period begins and the program is available for its first showing. Program rights and the corresponding obligation are classified as current or long-term based on the estimated usage and payment terms. The capitalized cost of program rights is amortized based on the estimated value and timing of program showings.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method, except for broadcasting equipment which is depreciated by accelerated methods over the estimated useful lives of assets as follows:


                                                            Years
                                                            -----
     Buildings and improvements                               10
     Equipment and fixtures                                   3-8



Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. The Company has determined there has been no impairment in the carrying value of long-lived assets as of September 30, 1997.

Program Barter Transactions

The Company purchases certain programming, which provides advertising time to the syndicator during the airing of the programs. The estimated fair value of advertising revenue received in program barter transactions is recognized as revenue and a corresponding program cost when the airtime is used by the advertiser. Program barter revenue and expense of approximately $330,000 is included in broadcasting revenue and trade and barter expense for the period ended September 30, 1997, respectively.

Trade Transactions

Trade transactions involve the exchange of advertising time for products and/or services and are recorded based on the fair market value of the products and/or services received. Revenue is recorded when advertising airs and expense is recognized when products and/or services are used or received. Approximately $56,000 in trade transactions was recorded in broadcasting revenue and trade and barter expense in the accompanying consolidated statement of operations for the period ended September 30, 1997.

Income Taxes

The Company accounts for deferred taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the use of the liability method of accounting for deferred income taxes. Deferred income tax liabilities and assets reflect temporary differences between financial statement reporting and income tax reporting. The Company's temporary differences primarily relate to pension costs, postretirement benefits other than pensions and differences between tax basis depreciation and depreciation used for financial statement purposes.

Loss Per Share Amount

The loss per share amount for the period ended September 30, 1997, is calculated using the issued and outstanding common shares (30,436).

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes new standards for computing and presenting earnings per share (EPS). Specifically, SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. Management has determined that the adoption of SFAS 128 will not have a material effect on its financial statements.

Use of Estimates in Preparation of the Consolidated Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    SHORT-TERM MARKETABLE SECURITIES:

Debt and equity securities in the available-for-sale category included in short-term marketable securities and their respective unrealized holding gains and losses at September 30, 1997, are as follows:

                                                              Gross
                                                            Unrealized
                                                             Holding
                                          Fair Value       Gains (Losses)
                                          ----------       --------------
              Debt securities             $2,189,731         $ 21,343
              Equity securities            1,510,168          (38,697)
                                          ----------         --------
                                          $3,699,899         $(17,354)
                                          ==========         ========


The net change in the unrealized holding loss was a gain of $34,666 and $75,513 for debt securities and equity securities, respectively. Gross realized gains from the sale of securities classified as available-for-sale for the period ended September 30, 1997, were approximately $8,200. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification. The total cost of short-term marketable securities was $3,717,253 at September 30, 1997, with $2,168,388 and $1,548,865 attributable to debt securities and equity securities, respectively.

The estimated fair value of debt securities in the available-for-sale category by contractual maturity at September 30, 1997, is as follows:

                                                                   Fair Value
                                                                   ----------
             Due within one year                                   $   974,655
             Due after one year through five years                     481,610
             Due after five years through 10 years                     198,909
             Due after 10 years                                        534,557
                                                                    ----------
                                                                    $2,189,731
                                                                    ==========

4.    OTHER ASSETS:

Other long-term assets as of September 30, 1997, consisted of the following:


                                                        Amount
                                                     -----------
     Prepaid pension cost                            $   555,214
     Cash surrender value - life insurance               257,984
     Non-compete agreement                               100,000
     Program rights, less current portion                567,086
                                                     -----------
                                                     $ 1,480,284
                                                     ===========


5.    PENSION PLAN:

The Company has two non-contributory, defined benefit pension plans covering principally all full-time salaried and hourly employees and certain part-time employees.

The Company's pension benefits are based on a formula which takes into consideration an employee's compensation and years of service. The Company's funding policy is to make annual contributions to the plans based upon the funding standards developed by the plans' actuary. The actuary uses the projected unit credit actuarial cost method. The Company's contributions for 1997 at least equaled the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

The Company's actuarial present value of accumulated benefit obligation was $1,526,656 and included vested benefits of $1,504,711 for the period ended September 30, 1997.

The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheet as of September 30, 1997:



                                                               Amount
                                                             ----------
     Plan assets at fair value consisting principally of
          marketable securities                              $2,503,917
     Actuarial present value of project benefit obligation
          for service rendered to date                        1,815,819
                                                             ----------
     Plan assets in excess of projected benefit obligation      688,098
     Unrecognized net gain                                      (48,906)
     Unrecognized net asset at October 1, 1989,
          being recognized over 15 years                        (83,978)
                                                            -----------
                    Prepaid pension cost                    $   555,214
                                                            ===========



Pension expense for the period ended September 30, 1997, included the following:




                                                               Amount
                                                             ---------
      Service cost - benefits earned during the period       $  62,682
      Interest cost on projected benefit obligation             87,637
      Actual return on plan assets                            (315,376)
      Net amortization and deferral:
           Actual versus expected return on plan assets        189,270
           Unrecognized net asset                              (10,076)
                                                             ---------
               Total pension expense                         $  14,137
                                                             =========



The principal actuarial assumptions for the plans for 1997 were as follows:


                                                                     Percentage
                                                                     ----------
    Weighted average discount rate used in determining
       the actuarial present value of the benefit obligations          7.00%
    Expected weighted average long-term rate of return
       on plan assets                                                  7.50%
    Compensation increases                                             4.50%



6.    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

The Company sponsors health and life insurance plans covering certain full-time employees and retirees. The plans are funded only as benefit payments are required. Effective January 1, 1995, the Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," whereby the cost of the health and life insurance postretirement benefits is accrued during the employees active service period.

The plans also include cost sharing provisions, such as co-insurance and deductibles. The health insurance plan coordinates benefits with Medicare coverage for participants that are 65 years and older.

The components of the net postretirement benefit cost for the period ended September 30, 1997, are as follows:


                                                                   Amount
                                                                  --------
     Service cost - benefits earned during the period             $ 20,969
     Interest cost on projected benefit obligation                  38,965
     Amortization of net gain                                      (65,169)
                                                                  --------
           Net postretirement benefit income                      $ (5,235)
                                                                  ========



The status of the Company's unfunded postretirement benefit obligation at September 30, 1997, is as follows:


                                                              Amount
                                                            -----------
      Actuarial present value of benefit obligations:
           Retirees                                          $  297,602
           Fully-eligible active plan participants               84,340
           Other active plan participants                       375,366
                                                             ----------
                  Accumulated postretirement benefit
                     obligations (APBO)                         757,308
      Unrecognized net gain                                   1,429,121
                                                             ----------
                  Accrued postretirement benefit cost        $2,186,429
                                                             ==========



The principal actuarial assumptions for the plan were as follows:


                                                             Percentage
                                                             ----------
     Weighted average discount rate used in determining
          the actuarial present value of the benefit
          obligations                                          7.50%
     Assumed health care cost trend rates:
          First three years                                    8.00%
          Next five years                                      7.00%
          Thereafter                                           6.00%


                                                               Amount
                                                             ---------
     Effect of a 1 percent increase in the assumed health
          care cost trend rate:
              Increase in the aggregate of the service cost
                  plus interest cost                         $ 10,082
              Increase in the APBO                           $101,017



7.    AGREEMENTS WITH EMPLOYEES:

Under the terms of salary continuation agreements with three employees, the Company is to provide monthly postretirement compensation for a maximum period of 15 years, or until death, whichever occurs first. The present value of the future payments required under each of the agreements is being charged to operations over the remaining service periods of the employees. The total amount charged to operations related to these agreements approximated $14,000 during the period ended September 30, 1997. Subsequent to the sale of the Company (see Note 11), two of the salary continuation agreements are to be terminated in exchange for the transfer of ownership of company-owned life insurance policies on the employees.

On April 7, 1997, the Company signed a separation agreement with the former president of the Company, which provided severance of approximately $1,257,000 and the payment of $200,000 for a one-year non-compete agreement. As a result of the separation agreement, the provisions of the former president's employment contract were fulfilled.

Certain employees were covered under a collective bargaining agreement as of September 30, 1997. The agreement was renegotiated subsequent to the sale of the Company.

8.    OTHER INCOME, NET:

Other income and expenses for the period ended September 30, 1997, consisted of the following:


                                                           Amount
                                                          --------
        Interest income                                   $166,245
        Dividend income                                     41,511
        Loss on sale of equipment                          (50,403)
        Miscellaneous income                                23,959
                                                          --------
                                                          $181,312
                                                          ========




9.    INCOME TAXES:

The provision for income taxes for the period ended September 30, 1997, is summarized as follows:


                                                          Amount
                                                         ---------
       Current:
           Federal                                       $  28,400
           State                                            10,000
                                                         ---------
                                                            38,400
                                                         ---------
       Deferred tax provision:
           Federal                                          60,200
           State                                            14,100
                                                         ---------
                                                            74,300
                                                         ---------
                Total provision for income taxes         $ 112,700
                                                         =========



Reconciliations between the statutory federal income tax provision and the Company's effective income tax provision are as follows:


                                                                        Amount
                                                                       --------
     Tax provision at the statutory rate (34 percent)                  $ 35,500
     State income tax provision, net of federal tax
        benefit                                                           6,900
     Non-deductible loss on sale of the Chiefs                          129,100
     Tax exempt interest income                                         (18,900)
     Dividend exclusion                                                 (11,900)
     Other                                                              (28,000)
                                                                       --------
            Total provision for income taxes                           $112,700
                                                                       ========



The tax effects of significant items comprising the Company's total deferred tax assets and liabilities as of September 30, 1997, are as follows:



                                                                     Amount
                                                                   ----------
     Deferred tax assets:
         Postretirement benefits other than pensions               $  896,400
         Deferred compensation                                         79,200
         Accrual for vacation pay                                      63,600
         Other                                                         24,000
                                                                   ----------
                    Total deferred tax assets                      $1,063,200
                                                                   ==========

     Deferred tax liabilities:
         Prepaid pension cost                                      $  227,600
          Differences between book and tax basis of property,
              plant and equipment                                     185,600
                                                                   ----------
                    Total deferred tax liabilities                 $  413,200
                                                                   ==========




No deferred tax valuation allowance is deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

10.   COMMITMENTS:

In addition to program rights payable as reflected in the consolidated financial statements, the Company has contracted the right to broadcast certain programs in the future. The total commitment to be paid under these contracts to broadcast future programs was approximately $982,000 at September 30, 1997, and payments will begin primarily at the time of initial broadcast.

11.   SUBSEQUENT EVENTS:

On May 8, 1997, the Parent entered into an Agreement and Plan of Merger (the Agreement) whereby, upon the closing (which occurred on October 1, 1997), the Parent became a wholly-owned subsidiary of STC Broadcasting, Inc. and the stockholders of the Parent received approximately $36,000,000, subject to a calculated net current asset adjustment. The Agreement provided for the proceeds from the sale of the stock of the Chiefs and approximately $5,400,000 of excluded assets to be distributed to the current shareholders of the Parent. The excluded assets consisted of cash, marketable securities and accrued interest receivable.

In October 1997, the Company approved the termination of the pension plan and the postretirement benefits for active employees described in Notes 5 and 6.